Exhibit 10(v)

[Date]

Via Hand Delivery

[Senior Executive Officer Name and Address]

Dear [Senior Executive Officer]:

Integra Bank Corporation is a participant in the TARP Capital Purchase Program ("CPP") authorized by the Emergency Economic Stabilization Act of 2008, as amended, and has entered into a Securities Purchase Agreement ("Treasury Agreement") with the United States Department of Treasury ("Treasury").  The Company is proposing to enter into this letter agreement with you to help fulfill its obligations under the Treasury Agreement.  The terms of this letter agreement will become effective when you become a Covered Employee on [Effective Date] and will terminate at the end of the Investment Period.  (Capitalized terms not otherwise defined in this letter have the meanings described below.)

As a participant in the CPP, the Company must impose restrictions mandated by EESA and the Treasury Agreement on certain compensation arrangements for its senior executive officers.  To comply with those standards, your current and deferred compensation and benefit arrangements, including those under all agreements, plans, policies, and practices ("Compensation Plans"), will be amended as follows:

1.
Recovery of Incentive Compensation Payments.  If, and to the extent, required by CPP, you earn or receive, as a Covered Employee during the Investment Period, any bonus, retention award, or incentive compensation from the Company based on statements of earnings, revenues, gains, or other criteria that are later found to have been materially inaccurate, you will repay those excess amounts to the Company.

2.
Prohibition on Severance Payments.  If, and to the extent, required by CPP, and so long as you are a Covered Employee, you will not be entitled to receive from the Company, during the Investment Period, any compensation payment for departure from the Company for any reason, except for payments for services performed or benefits accrued.

3.
Prohibition on Incentive Compensation Payments.  If, and to the extent, required by CPP, and while you are a Covered Employee, you will not receive or accrue during the Investment Period any bonus, retention award, or incentive compensation.  That prohibition will not apply, however, to (a) the payment of long-term restricted stock that (i) does not fully vest during the Investment Period, (ii) does not have a value greater than one-third of your total annual compensation amount and (iii) is subject to such other terms and conditions as the Treasury Secretary may determine are in the public interest or (b) any bonus payment required to be paid under a written employment agreement executed on or before February 11, 2009 and determined to be valid by the Treasury.

4.
Other Restrictions.  To the extent that any Compensation Plan (a) contains incentives for Covered Employees to take unnecessary and excessive risks that threaten the Company's value during the Investment Period, (b) encourages manipulation of the Company's reported earnings to enhance compensation for Covered Employees, or (c) commits the Company to make excessive or luxury expenditures as identified under EESA, then that Compensation Plan is amended to eliminate those effects.

The amendments to the Compensation Plans are intended to limit your compensation only to the extent necessary, in the Company's good faith judgment, to satisfy the requirements of EESA and the Treasury Agreement.  You acknowledge that, by implementing those limitations, the Company's actions will not constitute a breach of the Company's obligations or good reason for your voluntary termination under the Compensation Plans, nor will they relieve you of any obligations under the Compensation Plans unless the Compensation Plans are specifically amended for that purpose.

In addition to other terms previously defined in this letter agreement, the following capitalized terms have these meanings:

"Company" means Integra Bank Corporation and any entities treated as a single employer with the Company under EESA.

"Covered Employee" means for purposes of paragraph 1, 2, and 4 a "senior executive officer" of the Company, as defined under EESA, plus (i) for purposes of paragraph 1 above, the next 20 most highly paid employees of the Company and (ii) for purposes of paragraph 2 above, the next five most highly paid employees of the Company and for purposes of paragraph 3, the five most highly compensated employees of the Company.

"EESA" means the Emergency Economic Stabilization Act of 2008, as amended, and any regulations and other authorized guidance issued thereunder.

"Investment Period" means the period during which the federal government continues to hold the Company's preferred stock under the CPP, not including any period during which the federal government holds only warrants to purchase Company common stock.

All the terms of this letter agreement will be interpreted and applied consistently with the requirements of EESA and the Treasury Agreement.

This letter agreement will be governed by EESA, other applicable federal law, and the laws of the State of Indiana.  It may be executed in counterparts and by signature transmitted by facsimile.

On behalf of the Board of Directors, please accept our appreciation for your cooperation in helping the Company meet its obligations under the CPP.  The Board will continue to review its Compensation Plans and consider appropriate enhancements to maintain compensation and benefit programs that are competitive and designed to reward excellent performance.

Sincerely yours,

INTEGRA BANK CORPORATION

By:
[Name]
[Title]

In consideration of the benefits I will receive from as a result of the Company's participation in the CPP, I agree to the terms contained in this letter.

[Name of Senior Executive Officer]

Date